Exhibit 99.1

N E W S  R E L E A S E

Contacts:

Frank Nagle or Bob Ferri

Investor Relations

Nagle & Ferri, LLC

(415) 575-1999

GENESIS MICROCHIP APPOINTS ELIAS ANTOUN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

SAN JOSE, Calif., Nov. 18, 2004 - Genesis® Microchip Inc. (Nasdaq: GNSS), a world leader in the development of image processing technologies for flat-panel monitors, TVs and other consumer display products, today announced that it has appointed Elias (Elie) Antoun as its president and chief executive officer. Mr. Antoun will be responsible for executing the company’s business strategy and driving its overall operational and financial performance.

Mr. Antoun brings more than 20 years of combined semiconductor and consumer electronics experience to Genesis. Prior to his appointment as president and chief executive officer of Genesis, Mr. Antoun served as president and chief executive officer of Pixim, Inc., an imaging solution provider for the video surveillance market. Prior to that, Mr. Antoun served as president and chief executive officer of MediaQ, Incorporated, a mobile handheld graphics IC company, from February 2000 until MediaQ was acquired by NVIDIA Corporation in August 2003. From January 1991 to February 2000, Mr. Antoun held a variety of positions with LSI Logic Corporation, including president of LSI Logic KK in Tokyo, Japan and most recently as executive vice president of the Consumer Products Division at LSI Logic’s headquarters in the U.S.

“Elie brings a wealth of experience in the consumer electronics and semiconductor markets to Genesis, as well as a successful performance record of driving companies through periods of strong growth,” said Jeffrey Diamond, chairman of the board of Genesis Microchip. “I am confident that Elie has the leadership skills and strategic vision to take Genesis to the next level.”

“We are excited to have someone of Elie’s background and expertise join the company,” said Eric Erdman, interim chief executive officer of Genesis Microchip. “I am committed to working with Elie to ensure a successful transition.”

“I am delighted to join Genesis Microchip, the leader in digital display controller and video processing technology, and look forward to driving the company’s digital TV strategy to repeat the success it realized in the LCD monitor marketplace,” said Elie Antoun.

Mr. Antoun will receive an option to purchase 500,000 shares of our common stock under the company’s 2003 new hire stock option plan that will vest over four years provided he remains employed with the company, subject to the vesting acceleration terms of Mr. Antoun’s offer letter. The options are expected to be granted on or about Mr. Antoun’s start date, November 29, 2004, at fair market value.

About Genesis Microchip

Genesis Microchip Inc. (Nasdaq: GNSS)) is a leading provider of image processing systems enabling superior picture quality in flat-panel TVs and a variety of consumer and PC-display products. Featuring Genesis Display Perfection™ technologies and Emmy award-winning Faroudja® video technologies, Genesis system-on-a-chip solutions are used worldwide by display manufacturers to produce visibly better images across a broad array of devices including flat-panel displays, digital TVs, projectors and DVD players/recorders. The Genesis technology portfolio features analog and mixed signal system-on-a-chip design, DCDi® by Faroudja deinterlacing, TrueLife™ video enhancement, IntelliComb™ video decoding and includes over 135 patents. Founded in 1987, Genesis supports its leading brand-name customers with offices in the U.S., Canada, India, Taiwan, South Korea, China and Japan. For more information about Genesis Microchip Inc. or Genesis Display Perfection technologies, please visit www.gnss.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s business strategy and management transition. The forward-looking statements are subject to risk and uncertainties that could affect the success of both the Company’s strategy and the transition of new management.

The risks and uncertainties include the risk factors listed in the Company’s SEC reports, including but not limited to its reports on Form 10-K for the fiscal year ended March 31, 2004 and Form 10-Q for the quarter ended September 30, 2004.

The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any goals expressed or implied in this release will not be realized.

Note to Editors: Genesis, Genesis Display Perfection, Faroudja, DCDi by Faroudja, TrueLife, and IntelliComb are trademarks or registered trademarks of Genesis Microchip Inc. All other trademarks are the property of their respective owners.